Share Option Agreement

This Share Option Agreement (the "Agreement") is made and entered into, effective as of August 31, 2012 (the "Effective Date"), by and between EnerJex Resources, Inc., a Nevada corporation ("Company"), and James D. Loeffelbein (“Member”); and Enutroff, LLC, a Nevada limited liability company ("Owner"), with reference to the following facts:

Recitals:

Member is the manager of Owner, and Owner is the owner of certain shares of the Common Stock of the Company, and the parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which Owner shall grant to the Company the right and option to purchase certain of those shares.

Agreements:

Now, Therefore, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Company Purchase Option

1.1           Share Purchase Option. In consideration of the Company's agreement to pay to Owner an option fee in the amount of $151,000 (the "Option Fee Amount"), Owner hereby grants to the Company the right and option (the "Option"), but not the obligation, to purchase up to 2,000,000 shares of the Common Stock of the Company (the "Option Shares"), in one or more transactions, at a cash price of $0.45 per share.

1.2           Option Payment. The Option Fee Amount will be due on January 1, 2013, and the Company shall pay to Owner the Option Fee Amount within five (5) business days of January 1, 2013.

1.3           Escrow of Share Certificate; Legend. On or before December 31, 2012, Owner shall deliver to Reicker, Pfau, Pyle & McRoy LLP (the "Escrow Agent") one or more share certificates evidencing the Option Shares. The obligation of the Company to pay the Option Fee Amount pursuant to Section 1.2, above, shall be subject to and conditioned upon Owner delivering such share certificate(s) to Escrow Agent in accordance with the preceding sentence of this Section 1.3. Escrow Agent shall hold such share certificate(s) pursuant to Section 3, below, and may imprint on the back thereof the following legend:

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THAT CERTAIN SHARE OPTION AGREEMENT DATED EFFECTIVE AUGUST 31, 2012, BY AND BETWEEN THE ISSUER AND THE OWNER OF THE SHARES EVIDENCED BY THIS CERTIFICATE.

If, during the Option Term, the Company exercises the Option for less than all of the Option Shares, then following the cancellation of the share certificate(s) then held by Escrow Agent, each replacement share certificate(s) evidencing any of the remaining Option Shares shall be delivered to Escrow Agent and be subject to all of the terms of this Agreement. If, as of the expiration of the Option Term, the Company has not purchased all of the Option Shares, then promptly following the expiration of the Option Term (and subject to the completion of any then-pending purchase and sale of any of the Option Shares pursuant to any timely exercise of the Option during the Option Term), the Escrow Agent shall tender to the Company's stock transfer agent any share certificates then held by Escrow Agent, and the Company shall direct such transfer agent to issue to Owner a replacement certificate therefor that does not contain the legend described above.

1.4           Representations and Warranties of Owner. Owner represents and warrants to the Company that, as of the Effective Date of this Agreement and as of the date of each "Closing" pursuant to Section 1.6, below:

(a)          Option Shares. The Option Shares are owned by Owner free and clear of all liens, claims, and restrictions of any type or kind whatsoever (other than restrictions under applicable provisions of federal and state securities laws). No person other than Company (pursuant to this Agreement) has any right to acquire the Option Shares. Upon Company's exercise of the Option and payment of the Purchase Price for the Option Shares in accordance with this Agreement, Company will acquire title to the Option Shares, free and clear of any lien, charge, encumbrance, security interest, or other claim arising by or through Owner.

(b)          Owner Authority. Owner has all requisite power and authority to execute and deliver this Agreement and perform Owner's obligations hereunder without the consent of any other person. This Agreement constitutes the legal, valid and binding obligation of Owner, enforceable against Owner in accordance with its terms, except to the extent that such enforceability may be (i) subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights or remedies generally, or (ii) limited by equitable principles.

(c)          No Conflict. Neither the execution and delivery of this Agreement by Owner nor the consummation or performance by Owner of Owner's obligations hereunder will, directly or indirectly (with or without notice or lapse of time), (i) breach any provision of any agreement to which Owner is a party or by which Owner or the Option Shares may be bound, (ii) breach, or give any governmental body or other person the right to challenge the sale of the Option Shares to Company hereunder or to exercise any remedy or obtain any relief under, any material legal requirement or any order to which Owner may be subject, or (iii) result in the imposition or creation of any encumbrance on or with respect to any of the Option Shares.

(d)          Brokers and Finders. Owner has not engaged, and is not obligated to pay any commissions to, any broker, finder, or other agent in connection with the sale of the Option Shares to Company hereunder. Owner shall indemnify, defend, and hold Company free and harmless from and against all claims, costs, damages, and expenses arising from or relating to any breach by Owner of its representation and warranty under this Section 1.4(d).

1.5           Exercise of Option. The Option may be exercised at any time, and from time to time, during the period commencing on the date the Option Fee Amount is paid and expiring at 5:00 p.m., Central Time, on or before December 31, 2013 (such period, the "Option Term"). The Company may exercise its Option to purchase Option Shares pursuant to this Section 1 by delivering to Owner, during the Option Term, a written notice of such exercise specifying the number of Option Shares to be purchased by the Company upon such exercise and the Closing Date for such purchase (which date shall not be sooner than ten (10) days, nor more than thirty (30) days, following the delivery of such exercise notice).

1.6           Option Exercise Requirement. The Company must exercise at least 500,000 Option Shares during each consecutive calendar quarter, beginning in the first calendar quarter of 2013 and ending in the last calendar quarter of 2013. If the Company does not exercise at least 500,000 Option Shares by the end of any such quarter, then it shall forfeit its right to exercise any additional Option Shares thereafter and the Option Term shall be deemed to have terminated.

1.7           Closing. The Closing of the purchase and sale of Option Shares pursuant to each such exercise of the Option (the "Closing") shall occur at the offices of Escrow Agent, 1421 State Street, Santa Barbara, California 93101, or such other escrow agent as the Company may designate (the Firm or such other escrow agent, the "Escrow Agent") by counterpart delivery of documents and funds.

(a)          Deliveries. At the Closing:

(i)          The Company shall deliver to the Escrow Agent immediately available funds in an amount equal to the purchase price of the Option Shares, and

(ii)         Owner shall (A) deliver to the Company a written certificate duly executed by Owner and affirming that its representations and warranties set forth in Section 1.4, above, are true and correct as of the Closing, and (B) deliver to Escrow Agent (1) written authorization to release to the Company one or more original stock certificates then evidencing the Option Shares being purchased and sold, and (2) an irrevocable stock power duly endorsed (with Medallion signature guaranty) by Owner, and vesting in the Company or its designee title to the Option Shares being purchased and sold at such Closing.

(b)          Authorizations to Escrow Agent. The Company shall authorize Escrow Agent to release the purchase price to Owner upon receipt of the stock certificates and stock power for the Option Shares in accordance with the preceding sentence, and Owner shall authorize the Escrow Agent to release to the Company the share certificates and irrevocable stock power to the Company (or its transfer agent) when Escrow Agent holds the purchase price of the Option Shares for immediate release to the Owner.

2.          Escrow Agent Duties. Escrow Agent shall hold all certificates received hereunder subject to the escrow provisions of this Section 2.

2.1           Delivery of Certificate. If the Company exercises its Option to purchase any Option Shares during the option Term, then Escrow Agent shall release the certificates it then holds in accordance with the instructions received pursuant to Section 1.6, above.

2.2           Deliveries at Termination. Subject to Section 2.4, below, if, as of the expiration of the Option Term or the resignation or removal of Escrow Agent, Escrow Agent then has in its possession any documents, securities, or other property belonging to Owner or the Company, then Escrow Agent shall deliver such property to the Owner or Company and thereupon be discharged of all further obligations hereunder.

2.3           Resignation. Escrow Agent may resign upon delivery (a) to the Company and Owner of at least ten (10) days' advance written notice, and (b) subject to Section 2.4, below, to each of the Company and Owner of all documents and other items then held in escrow by Escrow Agent hereunder. The responsibilities of the Escrow Agent hereunder shall terminate upon such delivery. In the event of any such termination, the Company shall appoint a successor Escrow Agent.

2.4           Disputes. The parties acknowledge and agree that if any dispute arises with respect to the delivery, ownership, or right of possession of any share certificates, other documents, or funds held by Escrow Agent hereunder, then:

(a)          Escrow Agent is authorized to retain the same, without any liability whatsoever to either party or any other person, until such disputes shall have been settled either by mutual written agreement or by a final order, decree, or judgment of the arbitrator, if applicable, or of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend such proceedings; and

(b)          Escrow Agent, at the sole cost and expense of Owner and the Company, may commence an interpleader action with respect to such items and funds in any State or Federal Court in the State of Kansas and request instruction regarding the proper disposition of such items and funds.

2.5           Indemnity. Owner and the Company jointly and severally agree to indemnify and hold Escrow Agent free and harmless from any liability, damages, claims, causes of action, costs or expense, including attorneys’ fees incurred for the purpose of appearing in and/or initiating or defending any action or proceeding pertaining to the rights and duties of the parties under this Agreement, other than claims made against Escrow Agent on account of conduct that is finally determined by a court of competent jurisdiction to have constituted gross negligence or a willful and material breach by Escrow Agent of its duties and obligations as "Escrow Agent" hereunder.

2.6           Expiration of Escrow. Subject to any then-pending purchases and sales of Option Shares pursuant to the Company's timely exercise of its Option during the Option Term, the escrow contemplated by this Section 2 shall expire, and Escrow Agent thereupon shall release to Owner all certificates held in escrow and evidencing the Option Shares, upon the expiration of the Option Term.

2.7           Escrow Agent Not a Party. Upon accepting in writing its duties under this Section 2, Escrow Agent becomes a party hereto only for the purposes of executing the instructions set forth in this Section 2 and does not otherwise become a party to this Agreement.

3.          COVENANTS OF MEMBER. Member covenants and agrees to (a) cause Owner to timely and fully discharge its obligations under this Agreement, and to make, execute and deliver such documents and instruments, and take such other actions, as may be necessary or appropriate for causing owner to timely and fully discharge its obligations hereunder, and (b) indemnify, defend, and hold the Company free and harmless from and against all claims, costs, damages and expenses arising from or relating to any breach by owner or Consultant of their respective obligations under this Agreement.

4.          REMEDIES

4.1           Injunctive or Other Equitable Relief. Owner (a) acknowledges that any violation of the provisions of this Agreement by Owner may cause the Company immediate and irreparable damage for which the Company cannot be adequately compensated by monetary damages, (b) therefore agrees that in the event of any such breach, the Company shall be entitled to such preliminary or other injunctive relief, an order for specific performance, and any other equitable relief that a court may determine to be appropriate, and (c) further agrees that such equitable relief shall be in addition to any damages or other remedies otherwise available to the Company under this Agreement or applicable law by reason of Owner's breach.

4.2           Other. Upon any breach by Owner of Owner's obligations under this Agreement and any agreement attached as an Exhibit hereto, the Company may elect, in addition to the injunctive and other equitable relief contemplated by Section 4.1, above, and other remedies that may be available under applicable law, (a) to assert such prejudgment remedies as may be available to the Company under applicable law, (b) to cease making any payments that otherwise may become due to Owner under Section 1, above, and (c) to assert such other claims and pursue such other remedies as may be available under applicable law.

5.           VOLUNTARY EXECUTION. OWNER ACKNOWLEDGES AND AGREES THAT: (A) IT HAS CAREFULLY READ THIS AGREEMENT; (B) IT FULLY UNDERSTANDS ITS RIGHT TO DISCUSS THIS AGREEMENT WITH ITS ATTORNEY AND, TO THE EXTENT THAT IT SO DESIRED, IT HAS AVAILED ITSELF OF THIS RIGHT; (C) IT UNDERSTANDS AND AGREES WITH EACH OF THE TERMS AND CONDITIONS OF THIS AGREEMENT; AND (D) IT HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT FREELY AND WITHOUT COERCION.

6.           MISCELLANEOUS

6.1           Notices. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, (c) on the date on which transmitted by facsimile, email, or other electronic means producing a tangible receipt evidencing a successful transmission, or (d) on the next business day after the day on which deposited with a regulated public carrier (e.g., Federal Express), freight prepaid, addressed to the party for whom intended at the address set forth on the signature page of this Agreement, or such other address, facsimile number or email address, notice of which has been delivered in a manner permitted by this Section 6.1.

6.2           Further Assurances. Each party agrees, upon the request of the other party, to make, execute, and deliver such additional documents, and to take such additional actions, as may be reasonably necessary to effectuate the purposes of this Agreement.

6.3           Complete Agreement; Amendments. This Agreement and the Exhibits attached hereto, (a) contain the entire agreement and understanding between the Parties and supersede all prior and contemporaneous agreements and understandings, whether oral or written, concerning the Option described above, and (b) shall not be modified or amended, except by a written instrument executed after the Effective Date hereof by the party sought to be charged with such amendment or modification.

6.4           Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall be one and the same instrument, binding on each signatory. A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or email shall be binding on the signatory to the same extent as a copy hereof containing the signatory's original signature.

6.5           Attorneys' Fees. If any action is commenced to construe this Agreement or to enforce any of the rights and duties created herein, then the party prevailing in that action shall be entitled to recover its reasonable costs and attorneys' fees in that action, as well as all reasonable costs and fees of enforcing any judgment entered therein.

6.6           Governing Law; Consent to Jurisdiction; Certain Waivers. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Kansas. Owner and the Company each hereby (a) consents to the jurisdiction of any state or federal court located within the State of Kansas, (b) agrees that except as otherwise contemplated with respect to any interpleader action initiated by Escrow Agent pursuant to Section 2.4, above, the exclusive venue for any action arising hereunder shall be in any state or federal court located within the State of Kansas, (c) irrevocably waives any objection that it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in any such court, and (d) consents to the service of process upon such party made in any one or more of the manners in which notices are permitted pursuant to Section 6.1, above. Nothing contained in this Section 6.6 shall affect the right of any party to serve legal process on the other party in any other manner permitted by law. The parties hereto waive all rights to a jury trial in connection with actions arising UNDER this Agreement.

6.7           Arbitration. Except for any action seeking the exercise of the injunctive or other equitable powers of a court of competent jurisdiction, all disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before a single arbitrator under the rules then obtaining of the American Arbitration Association. The arbitration shall be held in Kansas City, Kansas. The decision of the arbitrator shall be final and binding, and judgment thereon may be entered in a court of competent jurisdiction. The decision of the arbitrator shall be final and binding, and judgment thereon may be entered in a court of competent jurisdiction. The arbitrator, in his or her discretion, may award to the prevailing party the costs and fees of the arbitration.

6.8           Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors and assigns, provided that Owner may not delegate Owner's duties hereunder except with the prior written consent of the Company, which may be withheld, conditioned or delayed in the sole discretion of the Company.

6.9           Severability. If any provision of this Agreement is for any reason found to be ineffective, unenforceable, or illegal by any court having jurisdiction, such condition shall not affect the validity or enforceability of any of the remaining portions hereof, unless it deprives any party hereto of any material right or license held by such party under this Agreement. The parties shall negotiate in good faith to replace any such ineffective, unenforceable or illegal provisions as soon as is practicable, and the substituted provision shall, as closely as possible, have the same economic effect as the eliminated provision.

6.10         Waiver. No waiver of any term, provision or condition of this Agreement, the breach or default thereof, by conduct or otherwise, in one or more instances shall be deemed to be either a continuing waiver or a waiver of a subsequent breach or default of any such term, provision or condition of this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

6.11         Construction. This Agreement is the result of negotiations between the parties and neither of the parties entering into this Agreement has acted under any duress or compulsion, whether legal, economic or otherwise. The parties hereby waive the application of any rule of law that ambiguous or conflicting terms or provisions should be construed against the party who (or whose attorney) prepared this Agreement or any earlier draft of the same. In this Agreement, the word "Person" includes any individual, company, trust or other legal entity of any kind, and the word "include(s)" means "include(s), without limitation," and the word "including" means "including, but not limited to." Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular the plural. Unless otherwise expressly indicated herein, the words "hereof," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to "Section" herein shall refer to the sections and paragraphs of this Agreement unless specifically stated otherwise. The section and other headings, if any, contained in this Agreement are inserted for convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

In Witness Whereof, the parties hereto have executed this Share Option Agreement, effective as of the Effective Date.

"Company:"	"Owner:"

EnerJex Resources, Inc., a Nevada corporation	Enutroff, LLC, a Nevada limited liability
company

By		By:
	Robert G. Watson, Jr., Chief Executive Officer		James D. Loeffelbein, Manager

Date	Date

Address, Facsimile No. & Email for Notices:	Address, Facsimile No. & Email for Notices:

EnerJex Resources, Inc.	10380 W 179th Street
4040 Broadway, Suite 508	Bucyrus, KS 66013
San Antonio, TX 78209

Facsimile: _________________________________	Facsimile: _________________________________
Telephone: (210) 451-5545	Telephone: (913) 232-3687
Email: rwatson@enerjexresources.com	Email: jimloeffelbein@gmail.com

“Member:”

James D. Loeffelbein	Date

Address, Facsimile No. & Email for Notices:

10380 W 179th Street
Bucyrus, KS 66013

Facsimile: _________________________________
Telephone: (913) 232-3687
Email: jimloeffelbein@gmail.com